Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

NCR Atleos Corporation

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share (“Common Stock”) reserved for issuance under the NCR Atleos 2023 Stock Incentive Plan	457(a)	9,800,000	$21.58	$211,484,000	$147.60 per million dollars	$31,215.04

Total Offering Amounts			9,800,000		$211,484,000		$31,215.04

Total Fee Offsets

Net Fee Due							$31,215.04

(1)

This Registration Statement on Form S-8 covers (i) 4,800,000 shares of Common Stock issuable to certain officers, employees and consultants of the Company and its subsidiaries or affiliates and NCR Voyix Corporation (“Voyix”) and its subsidiaries or affiliates upon the settlement of restricted stock unit awards and the exercise of stock option awards of the Company received in connection with the adjustment of outstanding equity awards of Voyix pursuant to the separation into Voyix and the Company and (ii) 5,000,000 shares of Common Stock issuable to certain former officers and employees of Voyix and its subsidiaries or affiliates upon the settlement of restricted stock unit awards and the exercise of stock option awards of the Company received in connection with the adjustment of their outstanding equity awards of Voyix pursuant to its separation into Voyix and the Company. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the New York Stock Exchange on December 12, 2023.